Exhibit (g)

State Street Bank and Trust Company

Lafayette Corporate Center – LCC/3N

Two Avenue de Lafayette

Boston, MA 02111

Attention: Scott C. Ulrich, Vice President

Re:	New Series of Shares

Ladies and Gentlemen:

Please be advised that Legg Mason Global Asset Management Trust (the “Fund”) has established a new series of shares to be known as Legg Mason Strategic Real Return Fund (the “New Series”).

In accordance with Section 18, the Additional Funds provision, of the Custodian Agreement dated as of November 30, 2009 (the “Agreement”) between the Fund and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the aforementioned New Series under the terms of the Agreement.

Attached as Appendix A hereto is a replacement of “Appendix A” to the Agreement, effective as of the date set forth below. The attached Appendix A is marked to reflect the addition of the New Series.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

By:	/s/
Name:
Title:

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph C. Antonellis
Name:	Joseph C. Antonellis
Title:	Vice Chairman

Effective Date: February 25, 2010

APPENDIX A

Legg Mason Global Asset Management Trust

Legg Mason Manager Select Large Cap Value Fund

Legg Mason Manager Select Large Cap Growth Fund

Legg Mason International Opportunities Bond Fund

Legg Mason Strategic Real Return Fund